SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report: February 28, 2003

Date of earliest event reported: February 21, 2003

MAINE PUBLIC SERVICE COMPANY

(Exact name of registrant as specified in its charter)

Maine

(State or other jurisdiction of
incorporation or organization)

1-3429

(Commission File No.)

01-0113635

(I.R.S. Employer Identification No.)

209 State Street, Presque Isle, Maine 04769

(Address of principal executive offices) (Zip Code)

Registrant's telephone number: 207-768-5811

Maine Public Service Company

Item 5. Other Events.

MAINE PUBLIC SERVICE COMPANY TO FILE NEW ALTERNATIVE RATE PLAN AND PERFORMANCE BASED RATE STRUCTURE

Maine Public Service Company (AMEX ticker symbol: MAP) announced February 26, 2002 that it has formally requested the opening of a docket with the Maine Public Utilities Commission and will file a proposed alternative rate plan (ARP) on March 5, 2003 with the Commission. The alternative rate plan proposes the Company migrate to performance based rates and requests an initial rate increase in its overall rates. Under the proposed performance based rate plan, Maine Public Service Company's regulated earnings would be based on a set of service quality performance indices with a target of 10.7% regulated return on equity. Based on its performance, the allowable regulated return on equity could range from 8.7% to 12.7% with earnings sharing from a floor of 5.7% up to 15.7%. In the event that earnings fell in any given twelve month period below 5.7% return on equity, the Company has proposed to have the right to terminate the alternative rate plan and file for new rates.

The proposed seven year alternative rate plan has several unique features in addition to the earnings sharing mechanism noted above. The plan proposes special treatment of mandated and extraordinary costs, a discrete interest expense mechanism, and pricing flexibility. Therefore, in addition to annual inflation increases, the proposed alternative rate plan would allow for annual adjustments to the Company's rates for extraordinary costs such as increased employee health insurance costs and increased general liability and casualty insurance. The proposed plan also includes protection from increases in interest rates and provides the Company the flexibility to adjust certain large customer's rates that have competitive alternatives or that are experiencing economic distress.

The proposed alternative rate plan and performance based rates are subject to review and approval by the Maine Public Utilities Commission.

Item 5. Other Events.

ENERGY ATLANTIC, LLC TO EXPAND FOCUS ON SOUTHERN MAINE AND CEASES MARKETING IN NORTHERN MAINE

Officials of Energy Atlantic, LLC, a competitive electricity provider ("CEP") in the State of Maine and an unregulated subsidiary of Maine Public Service Company (AMEX ticker symbol: MAP), have announced their intent to increase their marketing focus of retail electricity within central and southern Maine. Energy Atlantic's increased marketing expansion in higher volume markets is part of its strategic plan to grow the business, exiting low volume and less profitable markets. Consequently, Energy Atlantic has chosen to no longer accept new customers in northern Maine, which is not part of the Northeast Power Pool (NEPOOL) market. While the firm will honor all existing customer contracts it currently has in northern Maine, effective March 1, 2003, no new customers will be enrolled within the northern Maine region.

Northern Maine is part of the Northern Maine Independent System Adminstrator (NMISA) / East Coast Transmission Organization (ECTO) region. ECTO consists of northern Maine and the Maritimes region of Canada. The NMISA region is not directly connected to the New England Power Pool (NEPOOL) or any other U.S. transmission grid. As a result, the region has a limited pool of wholesale suppliers and products. The history of Energy Atlantic's growth and profitability has primarily come from the southern Maine markets where there is a greater diversity of wholesale suppliers and products, as well as a more transparent pricing regime.

According to management of Energy Atlantic, their decision was based on a combination of strategic, market and regulatory factors. Energy Atlantic announced that they are currently working with wholesale suppliers to facilitate this expansion, including potential expansion into other parts of New England. However, no final wholesale supplier has been selected. Given their overall strategy, they have opted to focus on higher volume and potentially more profitable markets than those markets that exist within northern Maine.

The lack of an adequate or liquid wholesale electric market within northern Maine makes it extremely difficult to obtain consistent, market differentiated and competitively priced wholesale electricity, according to Energy Atlantic management. Deregulation has not succeeded in creating a dynamic wholesale market within northern Maine. Accordingly, the ability to source supply with a lower risk profile and increased price transparency is more readily available within the central and southern portions of Maine.

Energy Atlantic was established in 1999 as an unregulated CEP subsidiary of Maine Public Service Company in response to State deregulation and restructuring of Maine's electric utilities. Energy Atlantic, LLC, will remain headquartered in Presque Isle.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MAINE PUBLIC SERVICE COMPANY

Date: February 27, 2003

By: /s/ Larry E. LaPlante

Larry E. LaPlante, Vice President

Treasurer and Chief Financial Officer